                                                                    EXHIBIT 23.2

               CONSENT OF CALDWELL, BECKER, DERVIN, PETRICK & CO.
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The undersigned independent certified public accounting firm hereby consents to the inclusion of its report on the financial statements of Consumer Net Marketplace, Inc. for the period from inception (May 9, 1996) to December 31, 1996, and to the reference to it as experts in accounting and auditing relating to said financial statements, in the Registration Statement for Consumer Net Marketplace, Inc., dated October 8, 1998.

/s/ CALDWELL, BECKER, DERVIN, PETRICK & CO.
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CALDWELL, BECKER, DERVIN, PETRICK & CO.

Los Angeles, California
October 8, 1998